Exhibit 99.1

For Immediate Release

SFX and viagogo Sign Global Sponsorship Deal

Five-Year Agreement Creates First-of-Its-Kind, International Event Ticketing Marketplace

NEW YORK — (June 19, 2014) — SFX Entertainment, Inc. (NASDAQ: SFXE), the world’s largest producer of live events and entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals, and viagogo, the world’s largest ticket marketplace, today announced they have signed a five-year, $75 million international sponsorship agreement to provide a state-of-the-art ticketing marketplace for SFX event and festival brands on a global basis.

As SFX’s official resale ticketing partner, viagogo becomes the global authorized source for resale tickets to all of SFX’s festivals and events, even when they are sold out at the box office.  viagogo now sells tickets to consumers in over 100 countries worldwide and will continue to extend its geographic reach to match the extensive SFX global footprint.

The deal reflects the growing trend for fans to travel to see marquee events, with millions of people now journeying across borders to see artists and festivals around the world.  viagogo is well-placed to support this trend, with its global network of localized websites, customer support in multiple languages and a wide range of currency and delivery options.  viagogo already has authorized partnerships with major event producers, including a number of Premier League clubs in the U.K. and the ATP World Tour Finals.

With more than 60 SFX brands around the world, the sponsorship will give fans the chance to resell their tickets on viagogo’s market platform.  The sponsorship will also enable viagogo to market and extend its brand throughout those global markets.

“A record number of people are traveling long distances to our premium electronic music events, so the ticketing experience has to be seamless,” said Robert F.X. Sillerman, Chairman and CEO of SFX Entertainment.  “This sponsorship will provide fans with a range of ticket options, no matter where they are in the world, what language they speak, or what currency they want to use.  Every transaction is guaranteed by viagogo, and that is the assurance we require to provide our fans with flawless service, regardless of where they acquire their tickets.”

Sillerman added, “viagogo’s recognition of SFX as the only company operating around the world in Electronic Music, and thus the best way to expand their operations, also adds an integral element in our commitment to enhance our fans’ experiences.  Working together we have the key components to jump start our loyalty program and to offer unique benefits to our millions of fans.”

Eric H. Baker, founder and CEO of viagogo, added, “viagogo is all about enabling consumers to buy any ticket, for any event, anywhere in the world. They can make the purchase in any language, in any currency and on any device. Thanks to viagogo, all global events are now local.”

The deal extends the SFX global ticketing platform by adding a resale partner to previous acquisitions, which include Paylogic, Flavorus and Club Tix.

About SFX Entertainment

SFX Entertainment, Inc. (NASDAQ: SFXE) is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals.  SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity.  SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Nature One, Mayday, Decibel, Q-Dance and React Presents, as well as the innovative ticketing service Flavorus.

SFX operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.  Additionally, SFX manages FX1, an internal marketing solutions agency for consumer brands targeting the millennial culture.

About viagogo

viagogo is the world’s largest source for live event tickets. viagogo has localized websites around the globe, sells tickets to consumers in over 100 countries, and is officially partnered with nearly a hundred leading brands in sports and entertainment. These include Manchester City FC, Paris Saint-Germain, Roland-Garros French Open Tennis, ATP World Tour Finals, Turkish Airlines Euroleague and many of the world’s major music festivals, including the Isle of Wight and Benicassim, among others.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. SFX refers you to the documents its files from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of SFX’s most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. In addition, any forward-looking statements contained herein are based on assumptions that SFX believes to be reasonable as of this date. SFX undertakes no obligation to update these statements as a result of new information or future events, except as required by law.

Investor Relations Contacts for SFX:

Richard Rosenstein

Chief Financial Officer and Chief Administrative Officer
646 561 6400

Joseph Jaffoni

JCIR
212 835 8500
sfxe@jcir.com

Media Contacts:

For SFX:

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com

For viagogo:

Oliver Wheeler – Head of Communications

44 7990 555 282

oliver.wheeler@viagogo.com